Exhibit 5.1

GREENBERG TRAURIG, LLP

3161 Michelson Drive, Suite 1000

Irvine, California 92612

August 1, 2016

Aqua Metals, Inc.

1010 Atlantic Avenue

Alameda, California 94501

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Aqua Metals, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the sale from time to time by certain selling stockholders of an aggregate of 4,431,205 shares (the “Shares”) of the Company’s $0.001 par value common stock (“Common Stock”). The Shares consist of (i) 1,421,580 shares (the “Issued Shares”) of Common Stock, (ii) 2,307,378 shares (the “Warrant Shares”) of Common Stock that may be acquired upon exercise of warrants (the “Warrants”) and (iii) 702,247 shares (the “Note Shares”) of Common Stock that may be acquired upon the conversion of a convertible note (the “Note”). The Shares may be sold or delivered from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein (the “Prospectus”) and supplements to the Prospectus and pursuant to Rule 415 under the Securities Act.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering this opinion, we have examined the Registration Statement and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. We have not independently verified the matters set forth in such certificates.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

Based upon and subject to the foregoing, it is our opinion that (a) the Issued Shares have been duly authorized and are validly issued, fully paid and non-assessable, (b) the Warrant Shares issuable upon exercise of the Warrants have been duly authorized and upon issuance and sale in conformity with and pursuant to the terms and conditions of the Warrants, and following receipt by the Company of the consideration therefor as specified in the Warrants, the Warrant Shares will be validly issued, fully paid and non-assessable, and (c) the Note Shares issuable upon conversion of the Note have been duly authorized and upon issuance in conformity with, and pursuant to the terms and conditions of the Note, the Note Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption “Legal Matters” in the prospectus made part of the Registration Statement.

Very truly yours,

/s/ GREENBERG TRAURIG, LLP